Generation Income Properties Announces Continued Debt Reduction, Additional Loci Preferred Equity Redemption and Non-Core Property Sales

TAMPA, Fla., Aug. 25, 2026 -- Generation Income Properties, Inc. (NASDAQ: GIPR) ("GIPR" or the "Company") today announced the successful completion of two significant property sale transactions over the past several days that allowed for both senior mortgage debt payoffs and principal reduction to Loci Capital. The property sales included a portion of its Dollar General portfolio and the Fresenius property in Chicago. These transactions continue to support the Company's balance sheet improvement strategy and debt reduction efforts. The Fresenius Chicago transaction closed on August 21, 2026. The most recent transaction, the six-property Dollar General portfolio sale, closed on August 24, 2026.

Debt Reduction

The completed transactions are expected to generate approximately $4.04 million of direct payments toward the Company's Loci Capital preferred equity redemption obligation, consisting primarily of approximately $2.68 million from the Dollar General portfolio sale and approximately $1.36 million from the Fresenius Chicago disposition. The Company has already reduced the Loci preferred equity balance materially during 2026 to a balance of approximately $4.0 million – down from approximately $20 million in 2025.

As disclosed in recent communication to shareholders, GIPR's outstanding Loci balance was approximately $7.96 million as of July 27, 2026, after prior redemptions. The recently completed transactions substantially reduce that balance and represent another major milestone in management's ongoing effort to simplify the Company's capital structure and reduce leverage.

Comments from the CEO

"We have now closed multiple asset sales in rapid succession, including the Fresenius Chicago property and a six-property Dollar General portfolio," said David Sobelman, Chief Executive Officer of GIPR. "These sales of non-core properties translate directly into debt reduction, significantly advance our effort to repay Loci Capital, and strengthen our balance sheet. The progress we have made during the past several weeks demonstrates our commitment to executing the strategy we outlined to shareholders and positions the Company for greater financial flexibility moving forward."

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. When used in this press release, in future filings with the Securities and Exchange Commission (the "SEC") or in other written or oral communications, statements which are not historical in nature, including those containing words such as "continue," "anticipate," "will," "estimate," "expect," "intend," "plan," and "project" and other similar words and expressions, are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Statements regarding the Company’s plans to redeem outstanding preferred equity interests, reduce debt, and sell properties, among others, may be forward-looking: statements. Such statements are based on current expectations of management of the Company and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, the risk that the Company may not be able to timely complete the redemption of outstanding preferred equity held by Loci and the risk that additional sources of capital may not be available to the Company on acceptable terms. Please also refer to the risks detailed from time to time in the reports that the Company files with the SEC, including the Company's Annual Report on Form 10-K/A for the year ended December 31, 2025 filed with the SEC on April 3, 2026, as well as the Company's subsequent filings on Form 10-Q and periodic filings on Form 8-K, for additional factors that could cause actual results to differ materially from those stated or implied by such forward-looking statements. All forward-looking statements speak only as of the date on which they are made. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Investor Relations Contact

Generation Income Properties, Inc.

401 East Jackson Street, Suite 3300

Tampa, Florida 33602

ir@gipreit.com

(813) 448-1234